AMENDMENT NO. 1 TO
ASCENA RETAIL GROUP, INC.
EXECUTIVE SEVERANCE PLAN
AMENDED AND RESTATED EFFECTIVE AS OF MARCH 2, 2016

WHEREAS, Ascena Retail Group, Inc. (the “Company”) sponsors the Ascena Retail Group, Inc. Executive Severance Plan (Amended and Restated Effective as of March 2, 2016) (the “Plan”);

WHEREAS, pursuant to Section 5.1 of the Plan, the Compensation and Stock Incentive Committee of the Board of Directors of the Company (the “Committee”) has the authority to amend the Plan at any time, subject to the terms and conditions of the Plan;

WHEREAS, pursuant to Section 4.3 of the Plan, the Committee has complete authority to interpret and construe the provisions of the Plan, subject to the terms and conditions of the Plan; and

WHEREAS, the Committee desires to make a clarifying amendment to the Plan to remove and eliminate any doubt that the references in Section 1.4 of the Plan to “annual cash performance bonuses” and “annual target cash performance bonus” mean only those cash bonuses paid or payable under the Company’s short-term incentive programs.
NOW, THEREFORE, effective as of December 7, 2016, the following sentence is hereby added at the end of Section 1.4 of the Plan:

“For the avoidance of doubt, any and all references in this Section 1.4 to “annual cash performance bonuses” and “annual target cash performance bonus” mean only those cash bonuses earned or to be earned under the Company’s short-term incentive programs in respect of actual performance.”

IN WITNESS WHEREOF, this Amendment No. 1 to the Plan has been adopted this 7th day of December, 2016

ASCENA RETAIL GROUP, INC.

By:	Duane D. Holloway
Title:	Executive Vice President, General Counsel and Assistant Secretary